Exhibit 6.10

PROMISSORY NOTE

$242,000.01	October 14, 2013

Santa Monica, California

FOR VALUE RECEIVED, Mark Lynn, an individual resident of the State of California (the ’‘Borrower”), promises to pay to Denim.LA, Inc., a Delaware corporation or its registered assigns (the “Holder”) the principal sum of Two Hundred Forty-Two Thousand dollars and one cent ($242,000.01), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to the prime rate as quoted from time to time in The Wall Street Journal plus 1.0%. The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 365 days. Interest shall be paid annually on the outstanding principal of this Note, on the annual anniversary of this Note each year. All unpaid principal, together with the balance of any unpaid interest and other amounts payable hereunder, shall be due and payable on demand at any time (i) after August 1, 2018 (the “Maturity Date”), (ii) upon the termination of all of Borrower’s services to Holder (whether voluntary or involuntary) as an employee, consultant and director, in which the Company exercises its Unvested Share Repurchase Option (as defined in the Common Stock Purchase Agreement (as defined below)), or (iii) after the occurrence of an Event of Default (as defined below).

The following is a statement of the rights and obligations of the Holder and the Borrower and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

A.           Payments. The Borrower may prepay this Note, in whole or in part at any time, without premium or penalty, without the consent of the Holder. Any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note. If any payment on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. All payments shall be in lawful money of the United States of America.

B.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

1.          Failure to Pay. The Borrower shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of the Borrower’s receipt of the Holder’s written notice to the Borrower of such failure to pay; or

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2.          Voluntary Bankruptcy or Insolvency Proceedings. The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing;

3.          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

C.           Rights of the Holder Upon Default. Upon the occurrence and during the continuance of any Event of Default, the Holder may declare all outstanding principal and accrued interest due hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

D.           Intentionally Omitted.

E.           Security Interest. On or about October 14, 2013, Borrower purchased 2,688,889 shares of the Holder’s Common Stock pursuant to the Common Stock Purchase Agreement (the “Shares”). Borrower’s obligations under this Note are hereby secured by all of the Shares, whether vested or unvested, pursuant to that certain Pledge Agreement dated on or about October 14, 2013. This Note shall be full recourse as against the Borrower. For purposes of this Agreement, “Common Stock Purchase Agreement” shall mean that certain Common Stock Purchase Agreement between the Holder and the Borrower, dated on or about October 14, 2013.

F.           Miscellaneous.

1.          Successors and Assigns. Subject to the restrictions on transfer described in Sections F.2. and F.3. below, the rights and obligations of the Borrower and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

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2.          Transfer of this Note. The Holder may transfer this Note and its rights and obligations hereunder to any party in its sole discretion. Prior to presentation of this Note for registration of transfer, the Borrower shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Borrower shall not be affected by notice to the contrary.

3.          Assignment by the Borrower. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Borrower, without the prior written consent of the Holder.

4.          Intentionally Omitted.

5.          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (i) if to the Holder, then to the address listed below the Holder’s signature on this Note, or at such other address or number as the Holder shall have furnished to the Borrower in writing, or (ii) if to the Borrower, to then to the address listed below the Borrower’s signature on this Note, or at such other address or number as the Borrower shall have furnished to the Holder in writing.

6.          Expenses; Waivers; Cumulative Remedies. If action is instituted to collect this Note, the Borrower promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Borrower hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. No course of dealing or any delay or failure to exercise any right hereunder on the Holder’s part shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No single or partial waiver by the Holder of any provision of this Note or of any breach or default hereunder or of any right or remedy shall operate as a waiver of any other provision, breach, default right or remedy or of the same provision, breach, default, right or remedy on a future occasion. The Holder’s rights and remedies are cumulative and are in addition to all rights and remedies which the Holder may have in law or in equity or by statute or otherwise.

7.          Equitable Remedies. The Borrower stipulates that the Holder’s remedies at law in any Event of Default or threatened Event of Default by the Borrower in the performance of or compliance with any of the terms of this Note are not and will not be adequate to compensate the Holder to the extent permitted by law and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

8.          Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

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9.          Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Borrower and the Holder. Any amendment or waiver affected in accordance with this Section F.9. shall be binding upon the Borrower, the Holder and each transferee of this Note.

10.        Interest Savings Clause. If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against the principal of the obligations evidenced by this Note.

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IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be issued as of the date first written above.

By:	/s/ Mark Lynn
Mark Lynn

Address:
13700 Marina Pointe Drive
Marina Del Rey, CA 90292

AGREED AND ACKNOWLEDGED BY HOLDER:

Denim.LA, Inc.,
a Delaware corporation

By:	/s/ Corey Epstein
Corey Epstein
Chief Executive Officer

Address:
155 W. Washington Blvd.
Suite 840
Los Angeles, CA 90015

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